Exhibit 99.1

LIPOCINE ANNOUNCES BOARD of DIRECTOR APPOINTMENTS

Industry veterans Jill M. Jene, Ph.D. and Spyros Papapetropoulos M.D. Ph.D.

appointed to Board

SALT LAKE CITY, April 11, 2022 – Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company focused on neuroendocrine and metabolic disorders, announced today the appointment of Jill M. Jene, Ph.D. and Spyros Papapetropoulos, M.D., Ph.D. to its board of directors.

“We are very pleased to welcome Jill Jene and Spyros Papapetropoulos to our board of directors. Each of them brings a wealth of relevant expertise,” said Mahesh V. Patel, Ph.D., Chairman and CEO of Lipocine. “Jill brings extensive experience in corporate development and portfolio strategy with a strong track record in creating value through successful licensing and M&A transactions. Spyros has a broad spectrum of medical and development experience with specific expertise in neuroscience, which we believe will be invaluable as we advance our innovative programs, especially the neuroactive steroid (“NAS”) programs. We are confident that the insights and contributions of Jill and Spyros will strengthen the Board and we are enthusiastic about the role they can play in helping Lipocine succeed.”

Jill M Jene, Ph.D. brings more than 20 years of biopharmaceutical strategy, leadership and deal making experience to the Company’s Board of Directors. She has amassed a deal sheet of over $6 billion of closed transactions and she is currently the Founder and Principal of Jene Advisors, a Biopharmaceutical advisory firm. Dr. Jene was the Vice President and Head of Corporate Development, Strategy, Portfolio Planning and Alliance Management at Adamas until the company was sold to Supernus in November of 2021. Before joining Adamas, Dr. Jene was Vice President of Business Development for PDL, a publicly traded biotechnology company where she was responsible for executing deal-making to maximize value for shareholders. Before PDL, Dr. Jene led Business Development at twoXAR pharmaceuticals where she led deal-making, resulting in closing 6 new partnerships and securing Series A funding from Softbank and A16z. Prior to twoXAR, Dr. Jene was at Depomed (now Assertio), where she led over 36 transactions including licensing and M&A deals including acquiring 4 commercial franchises. Earlier in her career, she held positions of increasing responsibility at Baxter International, the 3M Company (Pharmaceutical Division now part of Valeant) and Cell Genesys (acquired by Biosante). Dr. Jene earned a B.S. from Bradley, a M.S. and Ph.D. in Chemistry from Northwestern University, and an M.B.A. in strategic management from DePaul University.

Spyros Papapetropoulos, M.D., Ph.D. is an experienced biopharmaceutical executive, recognized neuroscientist and neurodegenerative disease clinician. He is currently Chief Medical Officer at Vigil Neurosciences Inc. where he oversees all the clinical development and medical functions. Prior to Vigil, Dr. Papapetropoulos served as SVP, Head of Development (CDO) at Acadia Pharmaceuticals Inc., CEO at SwanBio Therapeutics, and Head of Research & Development and Chief Medical Officer at Cavion. Before Cavion, he held senior/executive positions at Biogen Inc., Allergan plc, Pfizer Inc., and Teva Pharmaceuticals Inc. Dr. Papapetropoulos has overseen a broad spectrum of biopharmaceutical development programs including small molecules, biologics, and gene therapy leading to successful regulatory filings and new product launches worldwide. He holds an appointment as consultant with Massachusetts General Hospital and has been involved in groundbreaking research that led to the characterization of genetic forms of Parkinson’s disease and development of methodologies that revolutionized the quantification of neuromotor function in clinical research settings. Dr. Papapetropoulos has published more than 170 peer reviewed articles and authored several book chapters and patents. He received an M.D. from Semmelweis University in Budapest, Hungary and an M.D., Ph.D. from the University of Patras in Greece.

About Lipocine

Lipocine Inc. is a biopharmaceutical company focused on neuroendocrine and metabolic disorders using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes: LPCN 1148, LPCN 1144, LPCN 1111, LPCN 1107 and oral neuroactive steroids including LPCN 1154 and LPCN 2101. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the management of symptoms associated with liver cirrhosis. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a Phase 2 clinical study demonstrating potential utility in the treatment of non-cirrhotic NASH. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a phase 2 clinical evaluation when administered as once or twice daily, LPCN 1111 met primary and secondary endpoints. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. Neuroactive steroids are currently being evaluated including LPCN 1154 for the potential treatment of postpartum depression and LPCN 2101 for the potential treatment of epilepsy. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s product candidates and related clinical trials, the timing of completion of clinical trials, the timing and completion of regulatory reviews, outcomes of clinical trials of our product candidates, the potential uses and benefits of our product candidates, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

Hans Vitzthum

Phone: (617) 430-7875

hans@lifesciadvisors.com